BRIDGFORD FOODS CORPORATION

DEFERRED COMPENSATION PLAN

BRIDGFORD FOODS CORPORATION

DEFERRED COMPENSATION PLAN

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ARTICLE IX - MISCELLANEOUS

BRIDGFORD FOODS CORPORATION

DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of this Deferred Compensation Plan (the "Plan") is to provide current tax planning opportunities as well as supplemental funds for the retirement or death of employees of Bridgford Foods Corporation. The Plan shall be in addition to existing deferred compensation plans and arrangements maintained by Bridgford. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan shall be effective as of January 1, 1991.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account. "Account" means the Account as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant's Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

2.2 Additional Annual Credit. The "Additional Annual Credit" with respect to Compensation deferred in a particular year shall be two (2) percentage points.

2.3 Administrative Committee. "Administrative Committee" means the Committee appointed to administer the Plan pursuant to Article VII.

2.4 Beneficiary. "Beneficiary" means the person, persons, or entity entitled under Article VI to receive any Plan benefits payable after a Participant's death.

2.5 Compensation. "Compensation" means the salary and bonuses payable to a Participant during the calendar year and considered to be "wages" for purposes of federal income tax withholding, before reduction for amounts deferred under this Plan, salary reduction contributions under IRC Section 401(k), or any other deferral arrangements. Compensation does not include expense reimbursements, any form of non-cash compensation or benefits, Employer contributions to Bridgford's Retirement Plan, group life insurance premiums, or any other payments or benefits other than normal compensation.

2.6 Deferral Commitment. "Deferral Commitment" means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.7 Deferral Period. "Deferral Period" means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to Section 3.4. The initial Deferral Period under the Plan shall be January 1, 1991 through December 31, 1991.

2.8 Deferral Unit. A unit of deferral for purposes of this agreement is defined as the equivalent of an annualized deferral amount equal to $12,500.

2.9 Determination Date. "Determination Date" means the last day of each calendar month.

2.10 Elective Deferred Compensation. "Elective Deferred Compensation" means the amount of Compensation that Participant elects to defer pursuant to a Deferral Commitment.

2.11 Employer. "Employer" means Bridgford Foods Corporation or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Executive Committee.

2.12 Executive Committee. "Executive Committee" means the Executive Committee of the Bridgford Foods.

2.13 Financial Hardship. "Financial Hardship" means an immediate and heavy financial need of the Participant, determined by the Administrative Committee on the basis of information supplied by the Participant in accordance with the standards set forth in the applicable treasury regulations promulgated under Section 457 of the Internal Revenue Code, or such other standards as are, from time to time, established by the Administrative Committee.

2.14 Interest Rate. "Interest Rate" means the average of the Moody's Long-Term Bond rates from July, August and September of the year preceding the deferral plus the Additional Annual Credit as determined under Section 2.2. The Moody's Long-Term Bond Rate shall be that rate published by Moody's Investor Service, Inc. or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Executive Committee. The Interest Rate for the initial Deferral Period shall be 11.25%.

2.15 Participant. "Participant" means any individual who is participating or has participated in this Plan as provided in Article III.

2.16 Participation Agreement. "Participation Agreement" means the agreement submitted by a Participant to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

2.17 Plan Benefit. "Plan Benefit" means the benefit payable to a Participant as calculated in Article V.

2.18 Rate of Return. "Rate of Return" means the amount credited to a Participant's Account under Section 4.6 to be determined as follows:

$$\text{Rate of Return} = (1 + \text{Interest Rate})^{(1/12)} - 1$$

2.19 Social Security Wage Base. "Social Security Wage Base" means the contribution and benefit base as determined under Section 230 of the Social Security Act as codified in 42 U.S.C. 430.

2.20 Years of Credited Service. "Years of Credited Service" means the years of credited vesting service with the Employer, determined in accordance with the provisions of the Employer's Retirement Plan, whether or not the Participant is a participant in such plan.

2.21 Select Group. The executive selected by the Committee to be eligible to participate in the Deferral Plan.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. An employee of the Employer shall be eligible to participate in this plan if he has been selected by the Committee to be a member of the select group.

(b) Participation. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrative Committee by 11/30 of the calendar year immediately preceding the Deferral Period.

(c) Part-Year Participation. In the event that an employee first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Administrative Committee no later than 30 days following notification to the employee of eligibility to participate, and such Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Administrative Committee.

3.2 Form of Deferral: Minimum Deferral. A Participant may elect in the Participation Agreement to defer all or any portion of his Compensation in excess of the Participant's Social Security Wage Base for the Deferral Period. Deferrals may be elected as follows:

(a) Salary Deferrals. A Participant may elect to defer from salary or commission Compensation payable each month;

(i) A fixed dollar amount;

(ii) All amounts in excess of a fixed dollar level, or;

(iii) A fixed percentage;

The amount elected under (i) (ii) (iii) shall be offset by the amount of any elective deferral made by the Participant from Compensation payable in that month under any 401(k) plan sponsored by Employer.

(b) Bonus Deferrals. A Participant may elect to defer from bonus Compensation payable in a Deferral Period:

(i) A fixed dollar amount;

(ii) All amounts in excess of a fixed dollar level; or

(iii) A fixed percentage;

The amount elected under (i) (ii) (iii) shall be offset by the amount of any elective deferral made by the Participant from Compensation payable in that month under any 401(k) plan sponsored by Employer.

(c) Monthly Minimum. No deferral shall occur for a Participant for any month if the amount determined for that month under the Participant's election under (a) and (b) would be less than one unit.

3.3 Return of Excess Deferral. As of December 31 of each Deferral Period, the Administrative Committee shall determine if the Participant's Elective Deferred Compensation for the Deferral Period is more than the excess of the Participant's Compensation over the Social Security Wage Base. Any such amount, plus or minus the Rate of Return credited to the Participant's Account with respect to such amount, shall be paid to the Participant on or before the last business day of the Deferral Period. If only a portion of the participants deferrals are returned, the most recent deferrals shall be returned first.

3.4 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Administrative Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial Hardship.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts. For record keeping purposes only, an Account shall be maintained for each Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant's total vested or nonvested Account balance.

4.2 Elective Deferred Compensation. A Participant's Elective Deferred Compensation shall be credited to the Participant's Account as the corresponding non-deferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Participant's non-deferred Compensation to the maximum extent possible with any excess being withheld from the Participant's Account.

4.3 Allocation of Elective Deferred Compensation. The deferral amount shall be allocated to an account established by the Executive Committee.

4.4 Rate of Return. The Accounts shall be credited monthly with the Rate of Return specified in Section 2.18. The Rate of Return earned shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and shall be credited to the Participant's Account at that time.

4.5 Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, plus the Participant's Elective Deferred Compensation credited, any applicable Rate of Return, minus the amount of any distributions made since the immediately preceding Determination Date.

4.6 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and earnings as follows:

(a) Amounts Deferred. A Participant shall be 100% vested at all times in the amount of Compensation elected to be deferred under this Plan and Rate of Return thereon.

4.7 Statement of Accounts. The Administrative Committee shall submit to each Participant, within 120 days after the close of each calendar year and at such other time as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Account maintained for a Participant.

ARTICLE V

PLAN BENEFITS

5.1 Plan Benefit. If a Participant terminates employment for any reason other than death, the Employer shall pay to the Participant a Plan Benefit equal to the vested portion of the Participant's Account, as determined in accordance with Article IV.

5.2 Death Benefit. Upon the death of a Participant, the Employer shall pay to the Participant's Beneficiary an amount equal to the remaining unpaid balance of the Participant's Account in the form or forms selected in the Participation Agreements.

5.3 Pre-Retirement Distribution. If a Participant terminates employment before retirement, the Employer shall pay a Plan Benefit to the Participant in the form of a lump sum.

5.4 Early Withdrawal Option. Participants shall not be permitted to elect to withdraw amounts from their Account.

5.5 Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, make distributions from the Participant's Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's requirements during the Financial Hardship.

5.6 Form of Benefit Payment. The Plan Benefits other than Pre-Retirement Distributions or hardship distributions shall be paid in the form selected by the Participant Agreement. The optional forms of benefit payment are as follows:

(a) A lump sum payment.

(b) Monthly or annual installment payments in substantially equal payments of principal and earned Rate of Return (as it varies during the payment period) over a period of up to 180 months. The amount of the installment shall be redetermined January 1 or each year based upon the then applicable Rate of Return, the remaining Account balance, and the remaining number of payment periods. As a result of market fluctuations, a participant may not receive the full number of installment payments originally elected if returns are less than expected, likewise, if returns are greater than expected the participants last installment will be larger than the others in order to zero out the Participants Account.

(c) Any other combination of lump sum and monthly installment payments actuarially equivalent to the Participant's Account balance.

5.7 Withholding: Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant's wages for the federal or any state or local government. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to section 3405(a)(2) of Internal Revenue Code, or any successor provision.

5.8 Commencement of Payments. Payment shall commence at the discretion of the Administrative Committee, but not later than 60 days after the end of the month in which the Participant terminates employment with the Employer. All payments shall be made as of the first day of the month.

5.9 Full Payment of Benefits. Notwithstanding any other provision of this Plan, all benefits shall be paid no later than 180 months following the Participant's age 65 or termination of service, whichever is later.

5.10 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Executive during his lifetime, provided that if the Executive dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 6.1. The Executive may designate a Beneficiary or Beneficiaries (which may include contingent Beneficiaries) by filing a written notice of such designation with the Administrative Committee. An Executive may from time to time change the designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Administrative Committee. Any finalized divorce or marriage (other than a common law marriage) of an Executive subsequent to the date of filing of a Beneficiary designation form shall revoke such designation. The spouse of a married Executive domiciled in a community property jurisdiction shall join in any designation of a Beneficiary or Beneficiaries other than the spouse. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the spouse of the Executive, or if no spouse is then living, then the estate of the Executive.

6.2 No Other Benefits. The Company shall pay no benefits hereunder to the Executive or his Beneficiary, whether by reason of termination of employment or otherwise, except as specifically provided herein.

ARTICLE VII

ADMINISTRATION

7.1 Committee: Duties. This Plan shall be supervised by the Administrative Committee, which shall consist of those individuals who are appointed by the Executive Committee. The Administrative Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Administrative Committee members shall control any decision. Members of the Administrative Committee may be Participants under this Plan.

7.2 Agents. The Administrative Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3 Binding Effect of Decisions. The decision or action of the Executive Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Administrative Committee. The employer shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Executive Committee may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any Account or reduce the interest rate previously credited to Participant's account.

8.2 Employer's Right to Terminate. The Executive Committee may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the employer.

(a) Partial Termination. The Executive Committee may partially terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b) Complete Termination. The Executive Committee may completely terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of Complete Termination, the

Plan shall cease to operate and the Employer shall pay out to each Participant their Account as if that Participant had terminated service as of the effective date of the Complete Termination. Payments shall be made in equal installments over the twelve consecutive months following the date of termination, based on the Account balance.

Interest earned on the unpaid balance in each Participant's Account shall be based on the Rate of Return in effect on the Determination Date immediately preceding the effective date of the Complete Termination, minus the Additional Annual credit.

8.3 Arbitration and Disputes. Any dispute between the Executive and the Company as to the interpretation or application of the provisions of this Plan or his agreement and the amounts payable thereunder may, at the election of any party to such dispute, be determined by binding arbitration before a single arbitrator in Orange County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred Compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select employees who, by virtue of their financial sophistication, are able to evaluate the Employer's profitability and operations.

9.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have nay rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies or other assets of employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of employer under this Plan. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of employer. Employer's obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

9.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

9.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

9.5 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the employer.

9.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.7 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

9.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Administrative Committee or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.11 Successors. The provisions of this Plan shall bind and insure to the benefit of Bridgford Foods Corporation and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Bridgford Foods Corporation, and successors of any such corporation or other business entity.

BRIDGFORD FOODS CORPORATION

By: ____________________, President

By: ____________________, Treasurer

Dated: APRIL 15, 1991

BRIDGFORD FOODS CORPORATION

DEFERRED COMPENSATION PLAN

CLAIMS PROCEDURES

The following claims procedures for the Plan are adopted by the Administrative Committee which administers the Plan:

(i) The Committee shall notify Participants and, where appropriate, Beneficiaries, of their right to claim benefits under the claims procedures, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.

(ii) The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim; the claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for denial, (2) specific reference to any provisions of the Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further review of the denial of the claim under the Plan.

(iii) The Committee shall establish a procedure for review of claim denials, with such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing.

(iv) The Committee shall establish a procedure for issuance of a decision by the Committee not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

All action of the Committee shall be conclusive on all persons interested in the Plan except to the extent otherwise specifically indicated herein. The Committee may appoint a plan administrator and other agents and may delegate thereto such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

A copy of these claims procedures shall be delivered to each Participant in the Plan and a copy shall be filed with the records of the Committee.

Committee

By CFO - Raymond Lancy
Title